Exhibit 99.1

Fittipaldi Logistics, Inc. Adds Reilly to Board


BOCA RATON, FL -- (MARKET WIRE) -- 04/27/07 -- Fittipaldi Logistics (OTCBB:
FPLD), the market leader in software development focusing on the freight transportation industry, today announced that pursuant to an agreement by which Emerson Fittipaldi was granted the right to nominate a representative to serve on the Board of Directors of the company which bears his name, Frank P. Reilly has been elected to the Fittipaldi board.

Mr. Reilly is a native of California who presently resides in Miami Beach, Florida and Jackson Hole, Wyoming. He brings to the board a strong interest in projects which will positively impact the environment. Included in these are the development of Fittipaldi's Efficiency Module in coordination with Rentar Environmental Solutions, Wellington, Florida. Over the past 3 1/2 years, Frank has worked with Emerson Fittipaldi on numerous projects, the success of which has led Mr. Fittipaldi to choose Mr. Reilly as his representative on the Board. The move signals Emerson's growing involvement with Fittipaldi Logistics and the environmental issues it is addressing.

About Fittipaldi Logistics, Inc.

Fittipaldi Logistics, Inc. is a technology company that specializes in providing pertinent, real-time information to the worldwide transportation and security industries. Our telematics solutions collect vehicle and container-based data and integrate it with information gathered from various disparate legacy systems across the supply chain. The data is then synthesized and reformatted into valuable, actionable information, and delivered to appropriate end-users across the logistics value chain through secure web-based applications. Specific offerings include: vehicle tracking, inventory/asset visibility, secure trucking, matching available freight with available trucks, and many others.


This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties that could cause actual results to differ materially from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: we have a history of losses and an accumulated deficit, expect losses to continue for the foreseeable future and will need to raise additional working capital in order to implement our business model and sustain our operations; the loss of one or more of our major customers could materially and adversely effect our future revenue and business operations; as well as those factors discussed under "Risk Factors" in our Annual Report on form 10-KSB filed on October 13, 2006 and various disclosures in other reports filed from time to time with the United States Securities and Exchange Commission.

Contact Information:
Fittipaldi Logistics' Corporate Investor Relations
(866) 998-7557 x 301
email: ir@emmologic.com